EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-90017, 333-76614, 333-92174 and 333-102334) and on Form S-8 (File Nos. 33-88442, 33-99196, 33-94974, 333-65799, 333-36159, 333-82418 and 333-82416) of Acorn Factor, Inc. (formerly Data Systems & Software, Inc.) of our report dated March 29, 2006 except for Notes 2, 3 and 21 which are as of October 4, 2006, on Comverge, Inc. and Subsidiaries, with respect to the consolidated financial statements and financial statement schedule of Comverge, Inc. and Subsidiaries as of December 31, 2004 and 2005 for each of the three years in the period ended December 31, 2005, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
October 11, 2006